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                                                                            EXHIBIT 12(a)

                   BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
             COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                                  (dollars in millions)

                                                                       Three
                                                                      Months
                                                                       Ended
                                 Year Ended December 31,             March 31,
                              1989    1990    1991    1992    1993     1994
Earnings:
 1. Income (loss) before
     income taxes and
     cumulative effects
     of accounting
     changes                 $ (815) $  815  $  834  $  906  $1,550    $  234
 2. Add: Fixed charges
          excluding
          capitalized
          interest
          (Line 10)           4,803   4,826   3,614   3,099   3,148       848
 3. Less: Equity in undistri-
           buted income of
           unconsolidated
           subsidiaries and
           affiliates            14      47      31      40      30        14
 4. Earnings including
     interest on deposits     3,974   5,594   4,417   3,965   4,668     1,068
 5. Less: Interest on
           deposits           2,253   2,226   1,589   1,119   1,013       198
 6. Earnings excluding
     interest on deposits    $1,721  $3,368  $2,828  $2,846  $3,655    $  870

Fixed Charges:
 7. Interest Expense         $4,775  $4,799  $3,585  $3,072  $3,122    $  841
 8. Estimated interest
     component of net
     rental expense              26      27      29      27      26         7
 9. Amortization of debt issuance
     expense                      2       -       -       -       -         -
10. Total fixed charges
     including interest on
     deposits and excluding
     capitalized interest     4,803   4,826   3,614   3,099   3,148       848
11. Add: Capitalized
          interest                5       -       -       -       -         -
12. Total fixed charges       4,808   4,826   3,614   3,099   3,148       848
13. Less: Interest on
           deposits
           (Line 5)           2,253   2,226   1,589   1,119   1,013       198
14. Fixed charges excluding
     interest on deposits    $2,555  $2,600  $2,025  $1,980  $2,135    $  650

Consolidated Ratios of Earnings
 to Fixed Charges:
  Including interest on
   deposits
   (Line 4/Line 12)            0.83    1.16    1.22    1.28    1.48      1.26
  Excluding interest on
   deposits
   (Line 6/Line 14)            0.67    1.30    1.40    1.44    1.71      1.34

   For the year ended December 31, 1989, earnings, as defined above, did not cover fixed charges, including and excluding interest on deposits, by $834 million as a result of the 1989 special provision for refinancing country credit losses of $1.6 billion.
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